                                RCN CORPORATION

                             ---------------------

                               OFFER TO EXCHANGE
                              OUTSTANDING OPTIONS
                           TO PURCHASE COMMON STOCK,
                           PAR VALUE $1.00 PER SHARE
                                       OF
                                RCN CORPORATION

                             ---------------------

     Any questions or requests for assistance or additional copies of any documents referred to in the offer to exchange may be directed to:

                                RCN CORPORATION
                        c/o Mellon Investor Services LLC
                                 P.O. Box 3301
                           South Hackensack, NJ 07606
                      Attention: Reorganization Department

                            Telephone: 888-232-7873

September 25, 2001

                                RCN CORPORATION

             OFFER TO EXCHANGE OUTSTANDING OPTIONS FOR NEW OPTIONS

         THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN STANDARD TIME, ON OCTOBER 23, 2001, UNLESS THE OFFER IS EXTENDED.

     RCN Corporation (the "Company" or "RCN") is offering employees the opportunity to exchange their outstanding stock options granted under RCN's 1997 Equity Incentive Plan (the "Option Plan") and their outstanding outperformance options ("OSOs") for new options that we will grant to purchase shares of our common stock (the "new options"). All options that are currently outstanding under the Option Plan are eligible options (the "Eligible Options"). You may elect to exchange all or some of your Eligible Options. There is no requirement that you tender all of your options to participate in this exchange offer.

     We are making this offer upon the terms and subject to the conditions described in this "Offer to Exchange," the related cover letter and the "Summary of Terms," as each may be amended from time to time (collectively, the "Offering Documents"). This offer is not conditioned upon a minimum number of options being elected for exchange by you and accepted by us. This offer, however, is subject to conditions that we describe in Section 6 of this Offer to Exchange.

     In addition to the Offering Documents, senior vice presidents and more senior executive officers of RCN (collectively, "Executive Officers") should review Supplement A (Executive Officers Supplement of Additional Terms) and Supplement B (OSOs Supplement of Additional Terms) (collectively, the "Supplements") that were delivered to them with this Offer to Exchange before deciding whether to participate in this exchange offer. Eligible Options held by Executive Officers and OSOs are subject to additional and different terms as provided in the Supplements. Therefore, except as otherwise provided in the Supplements, the terms and conditions of the Offering Documents shall apply to OSOs and other Eligible Options held by Executive Officers.

WHICH OPTIONS ARE ELIGIBLE OPTIONS FOR EXCHANGE?

     All stock options that are currently outstanding under the Option Plan are eligible options.

HOW DOES THIS OFFER AFFECT ANY RESTRICTED STOCK THAT I HAVE BEEN GRANTED OR WILL BE GRANTED?

     This offer will not affect any restricted stock that you have been or will be granted. Restricted stock grants are not eligible to be exchanged in this offer.

WHO CAN PARTICIPATE IN THE EXCHANGE?

     You can participate in this exchange if you hold options and were and have been continuously employed by RCN or one of its subsidiaries from September 25, 2001 (the "Commencement Date") through the grant date of the new options (each a "participant").

HOW MANY NEW OPTIONS WILL I RECEIVE?

     Each new option will be exercisable to purchase a certain number of shares of common stock based upon the exercise price of the option being exchanged pursuant to this tender offer. For options with an exercise price of less than $16.00 ("Tier 1 Options"), each new option will be exercisable for three-fourths of the number of shares of common stock subject to the options being exchanged. For options with an exercise price equal to or more than $16.00 ("Tier 2 Options"), each new option will be exercisable for one-half of the number of shares of common stock subject to the options being exchanged. In each instance, any fractional number of shares issuable under the new options shall be rounded up to the nearest whole number.

     Tier 1 Option Example: Assume you hold an Eligible Option to purchase 600 shares at an exercise price of $15. If you elect to exchange the option, you would then receive a new option to purchase 450 shares. Your new option for 450 shares will begin to vest one month after the grant date and will be fully vested on the third anniversary of such date.

     Tier 2 Option Example: Assume you hold an Eligible Option to purchase 600 shares at an exercise price of $40. If you elect to exchange the option, you would then receive a new option to purchase 300 shares. Your new option for 300 shares will begin to vest one month after the grant date and will be fully vested on the third anniversary of such date.

WHAT IS THE EXERCISE PRICE PER SHARE OF THE NEW OPTIONS?

     Each new option will have an exercise price equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001, and (y) the average closing price for the common stock as reported by the Nasdaq National Market during period commencing on September 20, 2001 and ending on the expiration date of the offer, as the same may be extended. The expiration date of this offer is 11:59 P.M., Eastern Standard Time, on October 23, 2001, as such date may be extended.

WHAT IS THE VESTING PERIOD AND TERM OF THE NEW OPTIONS?

     The new options begin to vest one month after the grant date, ratably on a monthly basis (i.e., 1/36 of the number of shares subject to the new options) over a three year period. On the third anniversary of the grant date, the new options will be fully vested. The new options will expire at 11:59 P.M., Eastern Standard Time, on the fifth anniversary of the grant date.

WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will be granted the day after the expiration date of the offer, and you will receive your new option agreement(s) shortly thereafter.

WHAT WILL HAPPEN TO THE OPTIONS I EXCHANGE IN THIS OFFER?

     All options that you elect to exchange in this offer and do not withdraw prior to the expiration date of this offer will be cancelled automatically.

WHAT DOES THE COMPANY RECOMMEND THAT I DO?

     The Compensation Committee of the Board of Directors approved this exchange offer on September 6, 2001. The Compensation Committee reported their approval of the exchange offer to the Board of Directors on September 20, 2001, the date the Compensation Committee has chosen to use for purposes of determining the exercise price of the new options.

     Although the Compensation Committee has approved this offer, neither we nor the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our Board of Directors and the Compensation Committee recognize that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

     Shares of our common stock are quoted on the Nasdaq National Market under the symbol "RCNC." On September 20, 2001, the closing price of our common stock on the Nasdaq National Market was $1.95 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

     You should direct questions about this offer or requests for assistance or for additional copies of the Offer to Exchange or the cover letter with the Summary of Terms to RCN's exchange agent, Mellon Investor Services LLC, at 888-232-7873.

                                   IMPORTANT

     Regardless of whether you accept or reject this offer, you must complete and sign the Election Form and return it to RCN's exchange agent, Mellon Investor Services LLC, P.O. Box 3301, South Hackensack, NJ 07606,
Attention: Reorganization Department or at 85 Challenger Road - Mail
Drop - Reorg., Ridgefield Park, NJ 07660, Attention: Reorganization Department (if by overnight mail) before 11:59 P.M., Eastern Standard Time, on October 23, 2001, unless the offer is extended. You do not need to return the stock option agreements for your options being exchanged to effectively elect to accept this offer.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Summary Term Sheet...........................................................     1
The Offer....................................................................     6
  Section 1.     Number of Options; Expiration Date..........................     6
  Section 2.     Purpose of the Offer........................................     7
  Section 3.     Procedures..................................................     7
  Section 4.     Withdrawal Rights...........................................     8
  Section 5.     Acceptance of Options for Exchange and Cancellation and
                 Issuance of New Options.....................................     8
  Section 6.     Conditions of the Offer.....................................     9
  Section 7.     Price Range of Common Stock.................................    10
  Section 8.     Source and Amount of Consideration; Terms of New Options....    11
  Section 9.     Information About RCN Corporation...........................    13
  Section 10.    Interests of Directors and Officers; Transactions and
                 Arrangements About Options..................................    13
  Section 11.    Status of Options Acquired by Us in the Offer; Accounting
                 Consequences of the Offer...................................    13
  Section 12.    Legal Matters; Regulatory Approvals.........................    14
  Section 13.    Material U.S. Federal Income Tax Consequences...............    14
  Section 14.    Extension of Offer; Termination; Amendment..................    16
  Section 15.    Fees and Expenses...........................................    16
  Section 16.    Additional Information......................................    17
  Section 17.    Forward Looking Statements; Miscellaneous...................    18
SCHEDULE A...................................................................   A-1
  Information concerning the directors and executive officers of RCN
     Corporation
SCHEDULE B...................................................................   B-1
  Beneficial Ownership Table

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this offer. We urge you to carefully read each of the Offering Documents and the Supplement of Additional Terms (if applicable) because the information in this summary is not complete. We have included references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.  WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to grant new stock options in exchange for all stock options that are currently outstanding under RCN's 1997 Equity Incentive Plan ("Eligible Options"). (See Section 1.)

     Senior vice presidents and more senior executive officers of RCN ("Executive Officers") are subject to additional and different terms for the exchange of their Eligible Options. Executive Officers should review Supplement A (Executive Officers Supplement of Additional Terms) for such information. (See Supplement A.)

     We are also offering to grant new outperformance options in exchange for outperformance options that are currently outstanding under RCN's 1997 Equity Incentive Plan. The exchange offer for OSOs will be conducted on the same terms and conditions as other Eligible Options, provided however, OSOs are subject to additional and different terms and conditions as provided in Supplement B (OSO Supplement of Additional Terms). Unless provided otherwise in Supplement B, the terms and conditions of the Offering Documents shall apply to OSOs. (See Supplement B.)

Q2.  WHAT WILL BE THE PER SHARE EXERCISE PRICE OF THE NEW OPTIONS?

     Each new option will have an exercise price equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001 and (y) the average closing price for the common stock as reported by the Nasdaq National Market during period commencing on September 20, 2001 and ending on the Expiration Date of the offer, as the same may be extended (the "New Exercise Price"). The "Expiration Date" of this offer is 11:59 P.M., Eastern Standard Time, on October 23, 2001, as such date may be extended.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options. (See Section 7.)

Q3.  WHEN WILL THE NEW OPTIONS VEST?

     The new options will vest ratably on a monthly basis (i.e. 1/36 of the number of shares subject to the new option) over a three year period beginning one month after the grant date of such options. The new options will be fully vested on the third anniversary of the grant date.

Q4.  WHEN WILL THE NEW OPTIONS EXPIRE?

     While the options currently outstanding under RCN's 1997 Equity Incentive Plan may have a term of five or ten years, all of the new options to be granted in this offer will have a term of five years and will expire on the fifth anniversary of the grant date of the new options.

Q5.  WHY ARE WE MAKING THE OFFER?

     In light of recent stock market volatility, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer we intend to maximize stockholder value by allowing employees to share in RCN's financial gains if RCN does well in the future and by creating better performance incentives for, and thus increasing retention of, our employees. We felt it appropriate to offer this exchange program, which, together with our regular grant process, will help us share our financial gains with you.

Q6.  ARE THERE CONDITIONS TO THE OFFER?

     The offer is subject to a number of conditions, including the conditions described in Section 6. The offer with respect to Eligible Options held by Executive Officers and OSOs are subject to additional conditions as provided in the Supplement A and Supplement B, respectively.

     However, the offer is not conditioned on a minimum number of option holders accepting the offer or a minimum number of options being exchanged.

Q7. ARE THERE ANY ELIGIBILITY REQUIREMENTS I MUST SATISFY IN ORDER TO RECEIVE THE NEW OPTIONS?

     You must have been an employee of RCN or one of our subsidiaries from September 25, 2001 through the grant date of the new options in order to receive new options under the offer. If you are not an employee of RCN or one of our subsidiaries on each of these two dates, you will not be eligible to accept this offer. The "Commencement Date" is September 25, 2001, which is the date of the commencement of this exchange offer as set forth on the cover page of this Offer to Exchange.

Q8. HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR THE OPTIONS I ELECT TO EXCHANGE?

     If you accept our offer, we will grant you new options to purchase a certain number of shares of common stock based upon the exercise price of the options being exchanged. For options with an exercise price less than $16.00 ("Tier 1 Options"), each new option will be exercisable for three-fourths of the number of shares of common stock subject to the options being exchanged. For options with an exercise price equal to or more than $16.00 ("Tier 2 Options"), each new option will be exercisable for one-half of the number of shares of common stock subject to the options being exchanged. In each instance, any fractional number of shares issuable under the new options shall be rounded up to the nearest whole number.

     The exact number of shares subject to options that you have now and that you would have if you accepted the offer is set forth in the enclosed Election Form(s).

     Tier 1 Option Example: Assume you hold an Eligible Option to purchase 600 shares at an exercise price of $15. If you elect to exchange the option, you would then receive a new option to purchase 450 shares. Your new option for 450 shares will begin to vest one month after the grant date and will be fully vested on the third anniversary of such date.

     Tier 2 Option Example: Assume you hold an Eligible Option to purchase 600 shares at an exercise price of $40. If you elect to exchange the option, you would then receive a new option to purchase 300 shares. Your new option for 300 shares will begin to vest one month after the grant date and will be fully vested on the third anniversary of such date.

Q9.  WHEN WILL I RECEIVE MY NEW OPTIONS?

     The new options will be granted the day after the Expiration Date of the offer, and you will receive your new option agreements shortly thereafter. (See Section 5.)

Q10. WHAT WILL HAPPEN TO THE OPTIONS I EXCHANGE IN THIS OFFER?

     All options that you elect to exchange in this offer and do not withdraw prior to the expiration date will be cancelled automatically.

Q11. WILL I HAVE TO WAIT LONGER TO PURCHASE COMMON STOCK UNDER MY NEW OPTIONS
     THAN I WOULD UNDER THE OPTIONS I EXCHANGE?

     Your new options will not be fully vested until third anniversary of the grant date. Your new options will begin to vest one month after the grant date, ratably on a monthly basis (i.e. 1/36 of the number of shares subject to the new options). As a result of this vesting schedule, you will need to wait before the option becomes partially or fully vested. See Q3 and Q7 above.

Q12. IF I ELECT TO EXCHANGE ELIGIBLE OPTIONS, DO I HAVE TO EXCHANGE ALL OF MY
     ELIGIBLE OPTIONS OR CAN I JUST EXCHANGE SOME OF THEM?

     You may elect to exchange all or any number of your options in order to participate, provided that any particular option grant must be exchanged in full and not in part. For example, if you received multiple option grants in the same year at different exercise prices per share, each grant is subject to a different election and you can elect to tender all such option grants pursuant to this offer or just one or two of them.

Q13. WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

     If you accept the offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant new options to you. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. (See Section 13.)

Q14. WILL MY NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS OR INCENTIVE STOCK
     OPTIONS?

     If the closing price on the Expiration Date is not greater than the New Exercise Price, then the new options will be incentive stock options to the extent permitted by federal tax law. If the closing price on the Expiration Date is greater than the New Exercise Price of the new options, then all the new options will be non-qualified stock options and not incentive stock options. (See Section 13.)

Q15. IF I HAVE INCENTIVE STOCK OPTIONS, WHAT HAPPENS IF I ELECT NOT TO EXCHANGE
     THEM IN THIS OFFER?

     You will not be subject to current income tax if you do not elect to exchange your eligible incentive stock options for new options.

     We believe that your incentive stock options will maintain their status as incentive stock options if you do not accept the offer. However, the IRS may characterize our offer to you as a "modification" of the incentive stock options, even if you decline the offer. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences of the sale of the common stock that you will receive when you exercise these options.

Q16. IF I ELECT TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE
     OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

     We intend to continue to review the possibility of option grants as a part of the compensation package that we provide to all employees and consultants from time to time as part of our normal compensation program. As a result of this review, we may decide to grant you additional options, although there is no assurance that we will do so.

Q17. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL
     I KNOW IF IT IS EXTENDED?

     This Offer to Exchange expires on October 23, 2001, at 11:59 P.M., Eastern Standard Time, unless we extend it.

     Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. If we extend the offer, we will announce the extension to all participants no later than 9:00 a.m., Eastern Standard Time, on the next business day following the previously scheduled expiration of the offer period. If the offer is extended, then the grant date of the new options will also be extended. (See Section 14.)

Q18. WHAT DO I NEED TO DO?

     Whether you accept the offer or not, you need to make your election and sign the Election Form and deliver it to RCN's exchange agent, Mellon Investor Services LLC (the "Exchange Agent"), before 11:59 P.M., Eastern Standard Time, on October 23, 2001, unless we extend the offer. If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer. The contact information for the Exchange Agent is listed on the Election Form. If you have questions about delivery, you may contact the Exchange Agent at 888-232-7873. You should review the Offer to Exchange, the cover letter and Summary of Terms, the Election Form and all of their attachments before making your election. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted.

     We may reject any Eligible Options to the extent that we determine the Election Form is not properly signed and completed or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the offer, we currently expect to accept all properly exchanged options promptly after this Offer to Exchange expires. If we extend the offer beyond October 23, 2001, then you must sign and deliver the Election Form before the extended expiration date of the offer.

     If you do not sign and deliver the Election Form before the Offer to Exchange expires, it will have the same effect as if you rejected the offer.

Q19. DURING WHAT PERIOD OF TIME MAY I CHANGE MY PREVIOUS ELECTION?

     You may change your previous election at any time before 11:59 P.M., Eastern Standard Time, on October 23, 2001, unless we extend the offer. If we extend the offer beyond that time, you may change your previous election at any time until the extended expiration date of the offer. To change your election, you must deliver the appropriate Change in Election Form to the Exchange Agent before the Offer to Exchange expires. You may change your election more than once.

     Once you have withdrawn options, you may re-elect to exchange options only by again following the delivery procedures described below. (See Section 4.)

Q20. WHAT HAPPENS TO MY OPTIONS IF I DO NOT ACCEPT THE OFFER OR IF MY OPTIONS
     ARE NOT ACCEPTED FOR EXCHANGE?

     Nothing. If you do not accept the offer, or if we do not accept the options you elect to exchange, you will keep all of your current options and you will not receive any new options. Furthermore, if you have a number of different option grants and elect to exchange less than all of them in this offer, the option grants that are not exchanged in this offer will remain unaffected. However, if you currently have incentive stock options that are Eligible Options under this offer and you do not accept the offer, see Q15 above.

Q21. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     The Compensation Committee of the Board of Directors approved this exchange offer on September 6, 2001. The Compensation Committee reported their approval to the Board of Directors on September 20, 2001, the date the Compensation Committee has chosen to use for purposes of determining the exercise price of the new options.

     Although the Compensation Committee has approved this offer, neither we nor the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our Board of Directors and the Compensation Committee recognize that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

Q22. WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact the Exchange
     Agent:

      Mellon Investor Services LLC
      P.O. Box 3301                                           85 Challenger Road -- Mail Drop -- Reorg.
      South Hackensack, NJ 07606                        or    Ridgefield Park, NJ 07660
      Attention: Reorganization Department                    Attention: Reorganization Department
                                                              (if by overnight mail)

      Telephone: 888-232-7873

                                   THE OFFER

SECTION 1.  NUMBER OF OPTIONS; EXPIRATION DATE

     We are offering to exchange new options to purchase common stock in return for all Eligible Options that are properly elected for exchange and not validly withdrawn in accordance with Section 4 before the "expiration date" as defined below. Eligible Options are (i) all stock options that are currently outstanding under RCN's 1997 Equity Incentive Plan (the "option plan") and (ii) all outperformance options that are currently outstanding under the option plan ("OSOs").

     Specific terms regarding OSOs and Eligible Options held by senior vice presidents and more senior executive officers of RCN ("Executive Officers") are included in Supplement A (Executive Officers Supplement of Additional Information) and Supplement B (OSOs Supplement of Additional Information) (collectively, the "Supplements"). Since Executive Officers are subject to additional and different terms for the exchange of their Eligible Options and OSOs, they should review the Supplements delivered with this Offer to Exchange for such information.

     IF YOU ARE NOT AN EMPLOYEE OF RCN OR ONE OF OUR SUBSIDIARIES FROM THE COMMENCEMENT DATE OF THIS OFFER (SEPTEMBER 25, 2001) THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER CONSIDERATION IN EXCHANGE FOR THE OPTIONS THAT YOU HAVE ELECTED TO EXCHANGE AND THAT WE HAVE ACCEPTED. This means that if your employment with RCN or one of its subsidiaries ends for any reason prior to the date we grant the new options for any reason, your options will not be accepted for this exchange offer.

     You may elect to exchange all or a portion of your outstanding stock options if you decide to participate in the offer, provided that any particular option grant you elect to exchange must be exchanged in full and not in part. Our offer is subject to the terms and conditions described in this Offer to Exchange, the cover letter and the attached Summary of Terms. We will only accept options that are properly returned and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the offer expires on the "Expiration Date" as defined below.

     We will grant you new options to purchase a certain number of shares of common stock based upon the exercise of the options being exchanged pursuant to this offer. For options with an exercise price of less than $16.00 ("Tier 1 Options"), each new option will be exercisable for three-fourths of the number of shares of common stock subject to the options being exchanged. For options with an exercise price equal to or more than $16.00 ("Tier 2 Options"), each new option will be exercisable for one-half of the number of shares of common stock subject to the options being exchanged. In each instance, any fractional number of shares issuable under the new options shall be rounded up to the nearest whole number.

     New options will be fully vested on the third anniversary of the grant date. During the period commencing one month after the grant date until the third anniversary of such date, the new options will vest ratably on a monthly basis (i.e. 1/36 of the number of shares subject to the new option).

     Except as provided otherwise in this offer, all remaining terms and conditions of the new options will remain the same as those of the options being exchanged. All new options will be issued under the option plan, and pursuant to a new option agreement between you and us.

     The term "Expiration Date" means 11:59 P.M., Eastern Standard Time, on October 23, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open, in which event the term "Expiration Date" refers to the latest time and date at which the offer, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the offer.

     We will notify you if we decide to increase or decrease what we will give you in exchange for your options.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of no less than ten business days after the date the notice is published.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time, of such day.

SECTION 2.  PURPOSE OF THE OFFER

     In light of recent stock market volatility, many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. By making this offer, we intend to maximize stockholder value by allowing our employees to share in RCN's financial gains if RCN does well in the future and by creating better performance incentives for, and thus increasing retention of, our employees. We felt it appropriate to offer this exchange program, which, together with our regular grant process, will help us share our financial gains with you.

     Except as otherwise described in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     - a material corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our material subsidiaries;

     - any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

     - any other material change in our corporate structure or business;

     - our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

     - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act");

     - the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the option plan; or

     - a change in our certificate of incorporation or bylaws, or any actions which may make it more difficult for any person to acquire control of our company.

     The Compensation Committee of the Board of Directors approved this exchange offer on September 6, 2001. The Compensation Committee reported their approval to the Board of Directors on September 20, 2001, the date the Compensation Committee has chosen to use for purposes of determining the exercise price of the new options. Although the Compensation Committee has approved this offer, neither we nor the Compensation Committee nor the Board of Directors makes any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision whether to elect to exchange options. Our Board of Directors and the Compensation Committee recognize that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

SECTION 3.  PROCEDURES

     MAKING YOUR ELECTION. To make your election to accept or reject this offer, you must make your election, sign and deliver the appropriate Election Forms and any other required documents to RCN's exchange agent, Mellon Investor Services LLC (the "Exchange Agent") before the Expiration Date. Employees tendering Eligible Options should tender the Tier 1 Options Election Form and the Tier 2 Options

Election Form, as applicable, to inform RCN of their decision. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. If you do not deliver your Election Form in person, we recommend that you use registered mail, with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery. You do not need to return the stock option agreements for your Eligible Options to effectively elect to accept the offer.

     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Change in Election Forms. Our determination of these matters will be final and binding on all parties. We may reject any or all Election Forms, Change in Election Forms or options elected to be exchanged to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the options electing to exchange. Otherwise, we will accept proper and timely elections to exchange options that are not validly withdrawn. We may waive any of the conditions of the offer or any defect or irregularity in any Election Form or Change in Election Form with respect to any particular options or any particular option holder. No options will be properly exchanged until all defects or irregularities have been cured by the option holder electing to exchange the options or until such defects or irregularities have been waived by us. Neither RCN nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any defects or irregularities.

     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. If you elect to exchange your options and you return the appropriate forms in accordance with the procedures described above, you will accept the terms and conditions of the offer. Our acceptance of Eligible Options that are properly elected for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this offer.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the Expiration Date of the offer all options properly elected for exchange that have not been validly withdrawn.

SECTION 4.  WITHDRAWAL RIGHTS

     You may only change your election by following the procedures described in this Section 4. If you elect to accept the offer and exchange your options and you later want to change your election to reject the offer, you may reject the offer with respect to all or a portion of your Eligible Options. If you elect to reject the offer to exchange your options and you later want to change your election to accept the offer, you may accept the offer with respect to any of your Eligible Options.

     You may change your election at any time before 11:59 P.M., Eastern Standard Time, on October 23, 2001. If we extend the offer beyond that time, you may change your election at any time until the extended Expiration Date of the offer.

     To change your election, you must deliver the appropriate Change in Election Form to the Exchange Agent, before the Expiration Date. The Change in Election Form must be signed by you, have your name on it, and must clearly indicate whether you elect to accept or reject the offer. We will only accept a paper copy of your Change in Election Form. Delivery by e-mail will not be accepted.

     Neither RCN nor any other person is obligated to give notice of any defects or irregularities in any Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Change in Election Forms. Our determinations of these matters will be final and binding.

SECTION 5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF NEW OPTIONS

     On the terms and subject to the conditions of this offer and as promptly as practicable following the Expiration Date, we will timely accept the Eligible Options you elect to exchange and cancel all options properly elected for exchange and not validly withdrawn before the Expiration Date. The new options will be granted the day after the Expiration Date of the offer. We expect to distribute new option agreements shortly thereafter.

     The number of shares of RCN Common Stock that your new options will entitle you to purchase will be calculated using the formula for new options described in Section 1. If you were not an employee of RCN or one of our subsidiaries on each of September 25, 2001 and the grant date of the new options, you will not be eligible to accept this offer.

     We will give you oral or written notice of our acceptance for exchange or cancellation of options validly returned and not properly withdrawn as of the Expiration Date. After we accept returned options for exchange, we will send each option holder who accepted the offer a letter confirming the new options that were granted to the option holder.

     We intend to continue to review the option grants of all service providers from time to time as part of our normal compensation program.

SECTION 6.  CONDITIONS OF THE OFFER

     We will not be required to accept any options elected for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after September 25, 2001 and before the Expiration Date, we determine that any of the following events has occurred, and, in our reasonable judgment, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options elected for exchange:

     - any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange, the issuance of new options, or otherwise relates to the offer or that could cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgement, is or may be material to us;

     - any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

          (b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue new options for some or all of the exchanged Eligible Options;

          (c) materially impair the benefits we believe we will receive from the offer; or

          (d) cause a change or changes in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that is or may be material to us;

     - there is:

          (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (b) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

          (c) any decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on September 25, 2001;

     - another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

          (a) any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before September 25, 2001;

          (b)  any such person, entity or group that has filed a Schedule 13D or
     Schedule 13G with the SEC on or before September 25, 2001 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement that it intends to acquire us or any of our assets or securities; or

     - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of them. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

SECTION 7.  PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

     Our common stock is quoted on the Nasdaq National Market under the symbol "RCNC." The following table shows, for the periods indicated, the high and low intra-day sales prices per share of our common stock as reported by the Nasdaq National Market.

QUARTER ENDED                                                  HIGH     LOW
-------------                                                 ------   ------
FISCAL YEAR 2001
  June 30, 2001.............................................  $ 7.00   $ 2.94
  March 31, 2001............................................  $14.06   $ 5.13
FISCAL YEAR 2000
  December 31, 2000.........................................  $19.00   $ 6.06
  September 30, 2000........................................  $29.75   $17.50
  June 30, 2000.............................................  $51.50   $20.06
  March 31, 2000............................................  $72.00   $45.06
FISCAL YEAR 1999
  December 31, 1999.........................................  $54.25   $37.31
  September 30, 1999........................................  $51.50   $32.25
  June 30, 1999.............................................  $54.50   $33.75
  March 31, 1999............................................  $39.75   $17.75

     As of September 20, 2001, the last reported sale price of our common stock, as reported by the Nasdaq National Market, was $1.95 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

SECTION 8.  SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

     CONSIDERATION. Each new option will be exercisable to purchase a certain number of shares of common stock based upon the exercise price of the option being exchanged pursuant to this tender offer. For Tier 1 Options, each new option will be exercisable for three-fourths of the number of shares of common stock subject to the options being exchanged. For Tier 2 Options, each new option will be exercisable for one-half of the number of shares of common stock subject to the options being exchanged. In each instance, any fractional number of shares issuable under the new options shall be rounded up to the nearest whole number. The exact number of shares of common stock subject to the options that you have now and that you would have if you accepted the offer to exchange is set forth in the enclosed Election Form(s).

     If we receive and accept all outstanding elections to exchange Eligible Options, we will grant new options to purchase a total of 22,953,451 shares of our common stock. The common stock issuable upon exercise of the new options will equal approximately 23.6% of the total shares of our common stock outstanding as of August 31, 2001.

     TERMS OF NEW OPTIONS. The new options will be issued under the option plan and a new option agreement will be executed between each option holder who accepts the offer and us. Except with respect to

     - the number of shares that may be purchased under the option,

     - the exercise price,

     - the vesting schedule,

     - the expiration date,

and as otherwise specified in this offer, the terms and conditions of the new options will be the same as the terms and conditions of the Eligible Options being exchanged.

     The issuance of new options under this offer will not create any contractual or other right for the recipients to receive any future grants of stock options or benefits in lieu of stock options.

     The following description of the option plan and the new option agreement are summaries, and may not be complete. Complete information about the option plans and the new options is included in the option plans and the new option agreement between you and us. The forms of the new option agreements have been filed with the SEC as exhibits to the Schedule TO, and are hereby incorporated by reference. You may contact the Exchange Agent at P.O. Box 3301, South Hackensack, NJ 07606, Attention: Reorganization Department or 85 Challenger
Road - Mail Drop - Reorg., Ridgefield Park, NJ 07660 Attention: Reorganization Department (if by overnight mail), by phone at 888-232-7873 to request copies of the option plan or the form of the new option agreement. Upon your request, copies will be provided promptly and at our expense.

     GENERAL. The option plan provides that the maximum number of shares issuable pursuant to options granted under the option plan may not exceed 33,040,100 shares. The option plan permits us to grant both options intended to qualify as incentive stock options under the Internal Revenue Code and the granting of options that do not qualify as incentive stock options. The new options may not qualify as incentive stock options, to the extent permitted by federal tax law, under the circumstances below under "Designation of Options."

     ADMINISTRATION. The option plan is administered by an administrator (the "Plan Administrator"). The Plan Administrator, as set forth in our option plan, is our board of directors or any of its committees that is authorized and delegated the duty of administering the option plan. To the extent desirable to qualify transactions, Plan Administrator members are intended to be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act. Similarly, to the extent the Plan Administrator determines it to be desirable to qualify options as "performance-based compensation," the option plan shall be administered by a committee of two or more "outside directors" for purposes of Section 162(m) of the Internal Revenue Code.

     TERM. The term of each option granted under the plan is stated in the option agreement, and fixed at the time of grant. The new options to be granted under the offer will have a term of five years and will expire on the fifth anniversary of the grant date.

     TERMINATION. The Plan Administrator has the authority to determine the period of time, if any, after you retire, die, become disabled or your employment is otherwise terminated during which you may exercise such options. Except as your new option agreement or the option plan under which it is granted otherwise provides, the new options will terminate following termination of your employment.

     If your employment is terminated as a result of your retirement or a disability (as defined in the option plan) or by the Company without cause (each, a "normal termination"), your new option will be exercisable, to the extent of the number of shares vested and exercisable at the date of such termination for a period of three months following such date. All vesting with respect to any options shall cease on the date of normal termination, and all options which are vested as of such date shall remain exercisable in accordance with the provisions of the option plan.

     If you die prior to the end of the expiration date of your new option and while still in the employ of the Company, or within three months of a normal termination, the unvested portion of your new options shall expire on the date of death, and all other options then held by you shall expire on the earlier of the expiration date of such options or the date that is one year after the date of the death. All vesting with respect to new options shall cease on the earlier of the date of normal termination or the date of death and all new options which are exercisable as of such date shall be exercisable by the personal representative of your estate, the person(s) to whom your rights under the option have passed by will or the applicable laws of descent and distribution in accordance with the provisions of the option plan.

     If your employment is terminated for any reason other than a normal termination death, your new options will expire immediately upon such cessation of employment or service. If your option terminates under the circumstances specified in this section, your interests in the option plan will also terminate.

     EXERCISE PRICE. Each new option will have an exercise price equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001 and (y) the average closing price for the common stock as reported by the Nasdaq National Market during period commencing on September 20, 2001 and ending on the Expiration Date of the offer.

     VESTING AND EXERCISE. The Plan Administrator has the authority to determine the time or times at which options granted under the plans may be exercised. The Plan Administrator may also accelerate the exercisability of options. Each new option will be subject to a new vesting schedule. The new options will be fully vested on the third anniversary of the grant date. Beginning one month after the grant date, the new options will vest ratably on a monthly basis (i.e. 1/36 of the number of shares subject to the new option).

     DESIGNATION OF OPTIONS. The type of option you will receive in exchange will depend on the New Exercise Price of the new option. If the closing price on the Expiration Date is not greater than the New Exercise Price of the new options, then the new options you receive will be incentive stock options to the extent permitted by federal tax law. If the closing price on the Expiration Date is greater than the New Exercise Price of the new options, then all new options will be non-qualified stock options and not incentive stock options.

     TAX CONSEQUENCES. You should refer to Section 13 for a discussion of the material U.S. federal income tax consequences of the new options, the Eligible Options, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange.

     REGISTRATION OF SHARES SUBJECT TO OPTIONS. All shares of common stock issuable upon exercise of options under the option plan, including the shares that will be issuable upon exercise of all new options have been registered under the Securities Act on a registration statement on one or more Forms S-8, filed with the SEC on October 15, 1997, October 17, 1997, July 3, 2000 and August 16, 2000. Unless you are considered an "affiliate" of RCN, you will be able to sell your shares of common stock subject to the options free of any transfer restrictions under applicable federal and state securities laws.

SECTION 9.  INFORMATION CONCERNING RCN CORPORATION

     GENERAL. Our primary business is providing bundled communications services such as phone, cable television and high-speed Internet services, to residential customers in the most densely populated areas of the U.S. We are currently operating in seven of the top ten markets in the U.S., namely Boston, New York, Philadelphia suburbs, Washington DC, Chicago, San Francisco and Los Angeles.

     ResiLink(SM) is the brand name of our various bundled service alternatives that enables residential customers to enjoy a bundle of phone, cable TV and high-speed internet for a flat monthly price. The bundles are designed to appeal to consumers seeking simplification and value. In addition to ResiLink(SM), we sell phone, cable TV and dial-up Internet to residential customers on an a-la-carte basis, and we provide communication services to commercial customers. We are working to leverage the excess capacity of our Megaband(TM) Network to allow us to expand our offering of new services.

     Our services are delivered over our own high-speed, high-capacity, fiber-optic Megaband(TM) Network. RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services to residential customers. The network employs SONET ring backbone architecture, and localized nodes to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks. RCN's high-capacity local fiber-optic networks target densely populated areas that represent 44% of the U.S. residential communications market located in just 6% of its geography.

     RCN was formed on February 20, 1997 as a Delaware corporation. Our principal corporate offices are located in Princeton, New Jersey. RCN's common stock is listed on the Nasdaq National Market under the symbol "RCNC."

SECTION 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. In addition, the beneficial ownership of our common stock for each of these individuals is set forth in a table attached hereto as Schedule B. As of August 31, 2001, our executive officers and non-employee directors as a group held options outstanding under our option plans to purchase a total of 30,992,809 shares of our common stock, 27,100,000 of such shares of common stock are with respect to outstanding OSOs held by Executive Officers. This number represented approximately 76.8% of the shares subject to all options outstanding under our option plans as of that date. Of the options held by these persons under the option plan, options to purchase a total of 30,820,809 shares of common stock are Eligible Options.

     Neither we, nor to the best of our knowledge any of our directors or executive officers, nor any affiliates of us or our directors or executive officers, engaged in transactions involving the options or our common stock during the 60 days prior to this Offer to Exchange.

SECTION 11. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

     Eligible Options that we acquire in connection with the offer will be cancelled and the shares of common stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the option plan without further stockholder action, provided that such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer and except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

     The Company recognizes compensation expense for options granted after January 1, 2000, in accordance with FAS 123. We believe that we will record compensation expense as a result of the offer. The compensation expense will be equal to the amount by which (i) the fair value at the time of grant of the new options being granted in the exchange offer exceeds (ii) the fair value at the time of cancellation of the old options being cancelled in the exchange offer. In addition, the Company will continue to recognize the unamortized compensation expense in its financial statements for options and OSOs granted after January 1, 2000, which are cancelled in the exchange offer. The Company will also continue to recognize the unamortized compensation expense for options and OSOs which are not exchanged in the offer and remain outstanding. The unamortized compensation expense with respect to options and OSOs is recognized over the vesting period, which is approximately three years for options and five years for OSOs.

     In addition, as a result of our decision to extend this offer to our employees, all new options that are not returned under this offer, may be treated for financial reporting purposes as variable awards. This means that we may be required to record a non-cash accounting charge reflecting increases and decreases in the price of our common stock in compensation expense in connection with the new options. We may have to continue to reflect decreases and increases in the price of our common stock in our statement of operations with respect to these options until they are exercised, forfeited or terminated. The higher the market value of our common stock, the greater the compensation expense.

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the offer, or of any approval or other action by any U.S. or foreign government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of options elected for exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the offer to accept exchanged Eligible Options and to issue new options is subject to conditions, including the conditions described in Section 6.

SECTION 13.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     If you exchange outstanding incentive or nonqualified stock options for new options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

     If you exchange incentive or nonqualified stock options and those options are accepted by us, the new options will qualify as incentive stock options if the closing price on the Expiration Date of the offer is less than or equal to the exercise price of the new options, to the extent permitted by federal tax law. Generally, under federal tax law, options that have an exercise price that is equal to or greater than the fair market value of the stock underlying the option and that is designated by the issuer as an "incentive stock option" is eligible for the tax treatment applicable to incentive stock options.

     However, under federal tax law, there is a limit on the number of options which can be treated as incentive stock options. Thus, the maximum fair market value of stock underlying incentive stock options which first vest in any calendar year is limited to $100,000. Accordingly, new options will qualify as incentive stock options if they meet the exercise price condition described above, but only to the extent that the aggregate exercise price of new options that vest in any calendar year, including incentive stock options you may have previously held which first vest in a calendar year (including incentive stock options you may have previously held which vested in 2001 before the Commencement Date), is less than or equal to $100,000. All other new options will be nonqualified stock options.

     FEDERAL INCOME TAX CONSEQUENCES FOR INCENTIVE STOCK OPTIONS. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for new options.

     If you exchange your incentive stock options and we accept your options, any new options you are granted may qualify as incentive stock options under the circumstances described above. To the extent any new options you are granted do not qualify as incentive stock options, they will be treated as nonqualified stock options. The exchange and cancellation of your incentive stock options will not give rise to any tax consequences. You should also refer to the tax discussion below regarding "Federal Income Tax Consequences of Nonqualified Stock Options."

     We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer. If you choose not to accept this offer, it is possible that the IRS may decide that your right to exchange your incentive stock options under this offer is a "modification" of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

     Under current law you do not recognize taxable income when an incentive stock option is granted to you under the option plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. Except in certain circumstances that are described in your option plan and option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

     If you sell common stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is "qualifying" or "disqualifying." The disposition of the common stock is qualifying if it is made after the later of: (a) two years from the date the incentive stock option was granted or (b) at least one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the common stock on the date the option was exercised over the exercise price will be taxable income to you at the time of the sale. Of that income, the amount up to the excess of the fair market value of the common stock at the time the option was exercised over the exercise price will be compensation income for income tax purposes and the balance, if any, will be long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of compensation income taxable to you.

     FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current U.S. law, you will not recognize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable reporting requirements.

     If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, you will not recognize any gain or loss with respect to the shares exchanged, regardless of whether you acquired the shares pursuant to the exercise of an incentive stock option, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise price of the option will be taxed as ordinary income, just as if you had paid the exercise price then in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price you paid for the shares plus the ordinary income you recognized with respect to the shares. The capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

SECTION 14.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT

     Although we do not currently intend to do so, we may, in our discretion, at any time and from time to time, extend the period of time during which the offer is open and delay accepting any options offered for exchange and not validly withdrawn by giving oral or written notice of the extension to the option holders, which may be by e-mail.

     Prior to the Expiration Date to terminate or amend the offer we may postpone accepting and canceling any Eligible Options if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must publicly announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Options is limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we must pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the offer.

     As long as we comply with any applicable laws, we may amend the offer in any way, including decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the offer.

     We may amend the offer at any time by announcing the amendment to all participants. If we extend the length of time during which the offer is open, the amendment must be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release or by sending an e-mail to each option holder's e-mail address. If the offer is extended, then the new options will not be granted until the day after the Expiration Date of the offer is extended.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will notify you if we decide to increase or decrease what we will give you in exchange for your options.

     If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of not less than ten business days after the date the notice is published.

SECTION 15.  FEES AND EXPENSES

     We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to elect to exchange their Eligible Options under this Offer to Exchange.

SECTION 16.  ADDITIONAL INFORMATION

     This Offer to Exchange is a part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

          (a) our Current Reports on Form 8-K, as filed with the SEC on March 1, 2001, May 22, 2001, May 29, 2001, May 31, 2001, August 3,
               2001, and September 21, 2001;

          (b) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, as filed with the SEC on August 14, 2001;

          (c) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on April 2, 2001;

          (d) our Annual Report on Form 10-K for our fiscal year ended December 31, 1999, as filed with the SEC on March 30, 2000;

          (e) our Registration Statements on Form S-8 (registering shares to be issued under our 1997 Equity Incentive Plan) as filed with the SEC on October 15, 1997, October 17, 1997, July 3, 2000 and August 16, 2000; and

          (f) the description of our common stock included in our Registration Statement on Form S-1, which was filed with the SEC on March 27, 1998, including any amendments or reports we file for the purpose of updating that description.

     The SEC file number for these filings is 000-22825. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

          450 Fifth Street, N.W.                    500 West Madison Street
                Room 1024                                  Suite 1400
          Washington, D.C. 20549                    Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "RCNC," and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                               Investor Relations
                                RCN Corporation
                              105 Carnegie Center
                              Princeton, NJ 08540

or by e-mail to: ir@rcn.com

or by telephoning us at 609-734-3732 between the hours of 9:00 a.m. and 5:00 p.m., Eastern Standard Time.

     As you read the documents listed in Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

SECTION 17.  FORWARD LOOKING STATEMENTS; MISCELLANEOUS

     This Offer to Exchange and our SEC reports referred to above include forward-looking statements. When used in this Offer to Exchange, the words "anticipate," "believe," "expect," "intend" and "plan" as they relate to RCN or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. Actual results may differ materially. Due to increasing uncertainties in our market, our degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in the past. Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the telecommunications market generally, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product development, our ability to attract and retain service providers, the Company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents we file with the SEC, including without limitation, our annual report on Form 10-K for the years ended December 31, 1999 and December 31, 2000, and our quarterly report on Form l0-Q for the quarter ended June 30, 2001. We assume no obligation to revise or update the forward-looking statements contained in this Offer to Exchange to reflect events or circumstances after the date hereof.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If at any time, we become aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with the law, the offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from electing to exchange your options pursuant to the offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this document or in the related Election Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. Our board of directors recognizes that the decision to accept the offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation.

RCN CORPORATION                                               September 25, 2001

                                   SCHEDULE A

                           INFORMATION CONCERNING THE
              DIRECTORS AND EXECUTIVE OFFICERS OF RCN CORPORATION

     The directors and executive officers of RCN Corporation and their positions and offices as of August 31, 2001, are set forth in the following table:

NAME                                            POSITION AND OFFICES HELD
----                                            -------------------------
Michael Adams.................  Director and President, Wholesale and New Product
                                Development Group of the Company
James Q. Crowe................  Director
Alfred Fasola.................  Director
Stuart E. Graham..............  Director
Edward S. Harris..............  Director
Richard R. Jaros..............  Director
Michael J. Levitt.............  Director
Thomas J. May.................  Director
David C. McCourt..............  Director, Chairman and Chief Executive Officer of the
                                Company
Thomas P. O'Neill.............  Director
Eugene Roth...................  Director
William D. Savoy..............  Director
Walter Scott, Jr..............  Director
Timothy J. Stoklosa...........  Director, Executive Vice President and Chief Financial
                                Officer of the Company
Michael B. Yanney.............  Director
Robert J. Currey..............  Vice Chairman of the Company
Jeffrey M. White..............  President, Customer & Field Operations of the Company
John J. Jones.................  Executive Vice President, General Counsel and Corporate
                                Secretary of the Company
Mary West Young...............  Senior Vice President -- Finance & Controller of the
                                Company

     The address of each director and executive officer listed above is: c/o RCN Corporation, 105 Carnegie Center, Princeton, New Jersey, 08540.

                                   SCHEDULE B

                           BENEFICIAL OWNERSHIP TABLE

     The following table sets forth information regarding the beneficial ownership of our common stock as of August 31, 2001 by each of our directors and executive officers. Percentage of ownership is calculated as required by Rule 13d-3(d)(1) under the Securities Exchange Act. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options that are exercisable within 60 days after August 31, 2001.

                                                              AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP   PERCENT OF CLASS
------------------------                                      --------------------   ----------------
Michael A. Adams(1)(2)......................................          412,889                 *
James Q. Crowe(3)(13).......................................           20,762                 *
Robert J. Currey(1)(4)......................................          291,545                 *
Alfred Fasola(3)............................................           20,196                 *
Stuart E. Graham(3).........................................           46,604                 *
Edward S. Harris(5).........................................           11,159                 *
Richard R. Jaros(3)(13).....................................          134,692                 *
John J. Jones(1)(6).........................................          133,022                 *
Michael J. Levitt(15).......................................           14,462                 *
Thomas J. May(3)(12)........................................           24,096                 *
David C. McCourt(1)(7)(13)..................................        3,003,231              3.01%
Thomas P. O'Neill, III(3)...................................           30,096                 *
Eugene Roth(16).............................................           25,805                 *
William D. Savoy(5)(11).....................................           13,709                 *
Walter Scott, Jr.(3)(13)(17)................................        8,681,836              8.89%
Timothy J. Stoklosa(1)(14)..................................          219,498                 *
Michael B. Yanney(3)(13)....................................           29,218                 *
All Directors and Officers as a Group (19 Persons)..........       13,227,338             13.14%
Level 3 Delaware Holdings, Inc.(8)..........................       26,640,970             27.28%
HM4 RCN Partners (9)........................................        7,487,539              7.12%
Vulcan Ventures Incorporated(10)............................       32,612,180             25.70%

---------------

  *  Less than 1% of outstanding shares.

 (1) Includes Share Units (defined below) relating to the Common Stock acquired by each such named participant in lieu of current compensation pursuant to the Executive Stock Purchase Plan ("ESPP") and the vested Share Units credited to the matching account of each such named participant, as of August 31, 2001, including matching Share Units scheduled to vest within 60 days thereafter: Mr. McCourt, 159,135 shares; Mr. Currey, 17,991 shares; Mr. Adams, 47,270 shares; Mr. Stoklosa, 13,578 shares; and Mr. Jones, 13,045 shares. Under the ESPP, participants who defer current compensation are credited with "Share Units" with a value equal to the amount of the deferred pretax compensation. The value of a Share Unit is based on the value of a share of Common Stock. The Company also credits each participant's matching account under the ESPP with 100% of the number of Share Units credited based on the participant's elective contributions. Share Units credited to participants' elective contribution accounts are fully and immediately vested. Share Units credited to participants' matching accounts generally vest on the third anniversary of the date they are credited, subject to continued employment. Share Units credited to a participant's matching account become fully vested on a change in control of the Company or on the participant's death or disability while actively employed. If dividends are paid on Common Stock, a dividend equivalent is deemed paid with respect to Share Units and credited to participants' accounts in the form of additional Share Units. The Company has established a grantor trust to hold Common Stock corresponding to the number of Share Units credited to participants' accounts in the ESPP. Participants do not have the right to vote Share Units, provided that the Company may, but is not required to, make arrangements for participants to direct the trustee of the grantor trust as to how to vote a number of shares held by the grantor trust corresponding to the number of Share Units credited to the participants' matching account.

 (2) Includes options to purchase 337,750 shares of Common Stock exercisable within 60 days after August 31, 2001. Does not include 240,000 outperform stock options exercisable within 60 days after August 31, 2001 as no shares of Common Stock would be issuable as of August 31, 2001 in respect of such stock options.

 (3) Includes options to purchase 16,000 shares of Common Stock exercisable within 60 days after August 31, 2001.

 (4) Includes options to purchase 271,939 shares of Common Stock exercisable within 60 days after August 31, 2001.

 (5) Includes options to purchase 8,000 shares of Common Stock exercisable within 60 days after August 31, 2001.

 (6) Includes options to purchase 91,485 shares of Common Stock exercisable within 60 days after August 31, 2001.

 (7) Includes options to purchase 1,960,416 shares of Common Stock exercisable within 60 days after August 31. Does not include 800,000 outperform stock options exercisable with 60 days after April 12, 2001, as no shares of Common Stock would be issuable as of August 31, 2001 in respect of such stock options.

 (8) Level 3 Delaware Holdings, Inc. ("LTDH") is a subsidiary of Level 3 Telecom Holdings Inc. ("LTH"). Level 3 Communications, Inc. ("Level 3") holds 90% of the Common Stock of LTH and all of the preferred stock of LTH. David C. McCourt owns the remaining 10% of the Common Stock of LTH. The address of Level 3, LTH and LTDH is 1025 Eldorado Boulevard, Broomfield, Colorado 80021.

 (9) Consists of 7,484,872 shares of Common Stock deemed beneficially owned by HM4 RCN Partners by virtue of its ownership of record of 291,910 shares of Series A 7% Senior Convertible Preferred Stock convertible into 7,484,872 shares of Common Stock. HM4 RCN Partners receives quarterly dividends of Series A 7% Senior Convertible Preferred Stock. HM4 RCN Partners is a general partnership of which the limited partners are HM4 RCN Qualified Fund, L.P., HM4 RCN Private Fund, L.P. and HM4 RCN Coinvestors, L.P., each a limited partnership of which the sole general partner is Hicks, Muse GP Partners IV, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund IV LLC, a limited liability company of which Thomas O. Hicks is the sole member. Accordingly, Mr. Hicks may be deemed to be the beneficial owner of all or a portion of the stock owned of record by such limited partnerships. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock not owned of record by him. The address of Thomas O. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Michael J. Levitt, a senior executive officer of Hicks, Muse Fund IV LLC and a limited partner of Hicks, Muse GP Partners IV, L.P., has been designated by HM4 RCN Partners to serve as a Director of the Company.

(10) Consists of 3,407,100 shares of Common Stock owned of record by Vulcan Ventures Incorporated ("Vulcan") and 29,205,080 shares of Common Stock deemed beneficially owned by Vulcan by virtue of its ownership of record of 1,810,715 shares (or 100%) of the Preferred Stock which are convertible into an aggregate of 29,205,080 shares of Common Stock. Vulcan receives quarterly dividends of Preferred Stock. Paul G. Allen is the sole shareholder of Vulcan and may be deemed to be the beneficial owner of shares beneficially owned by Vulcan. The address of Vulcan and Paul G. Allen is 505 Union Station, 505 Fifth Avenue, South, Suite 900, Seattle, Washington 98104. Vulcan has designated William D. Savoy and Edward S. Harris to serve as Directors of the Company.

(11) Does not include 141,032 stock options to purchase shares of Series B 7% Senior Convertible Preferred Stock of the Company pursuant to a Stock Option Agreement entered into as of February 18, 2001 by and between Vulcan and Mr. Savoy, effective as of November 8, 1999.

(12) Does not include 4,097,193 shares of Common Stock owned by NSTAR Communications, Inc. which were acquired pursuant to an Exchange Agreement by and between BecoCom, Inc., now by name change NSTAR Communications, and C-TEC Corporation, the former corporate parent of RCN dated June 17, 1997, pursuant to which NSTAR Communications has the right, from time to time in accordance with the terms thereof, to sell to the Company all or a portion of NSTAR Communications' membership interest in a joint venture with RCN Telecom Services, Inc. in exchange for shares of the Common Stock of the Company. Mr. May is the Chairman and Chief Executive Officer of NSTAR Communications, Inc.

(13) Does not include shares beneficially owned by LTDH. As an officer, director or shareholder of Level 3, LTH, or LTDH, this person may be deemed to beneficially own all of the shares of Common Stock beneficially owned by LTDH. Level 3 holds 90% of the Common Stock of LTH and all the preferred stock of LTH. David C. McCourt owns the remaining 10% of the Common Stock of LTH.

(14) Includes options to purchase 152,955 shares of Common Stock exercisable within 60 days after August 31, 2001. Does not include 80,000 outperform stock options exercisable within 60 days after August 31, 2001, as no shares of Common Stock would be issuable as of August 31, 2001 in respect of such stock options.

(15) Does not include shares beneficially owned by HM4 RCN Partners. Includes options to purchase 12,000 shares of Common Stock exercisable within 60 days after August 31, 2001.

(16) Share ownership also includes Mr. Roth's proportionate interest of shares and vested options owned by the firm of Rosenn, Jenkins & Greenwald, LLP. Mr. Roth is a senior partner of the firm.

(17) Share ownership also includes 7,661,074 shares of Common Stock beneficially owned by Red Basin, LLC. Mr. Scott is the manager of Red Basin and he has sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares of Common Stock beneficially owned by Red Basin. The address of Red Basin is c/o Fraser Stryker, 560 Energy Plaza, 409 South 17th Street, Omaha, Nebraska 68102, attn. Thomas Flaherty.

                                  SUPPLEMENT A

               EXECUTIVE OFFICERS SUPPLEMENT OF ADDITIONAL TERMS

                TO THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO
                             PURCHASE COMMON STOCK

     The following information applies only to senior vice presidents and more senior executive officers of RCN Corporation (collectively, "Executive Officers"). Executive Officers who are exchanging outstanding options (other than outperformance options) that were issued under RCN's 1997 Equity Incentive Plan ("Eligible Options") should review the "Offer to Exchange," the related cover letter and the "Summary of Terms" (collectively, the "Offering Documents") in addition to this supplement before deciding to participate in the offer to exchange their regular options.

     Eligible Options held by Executive Officers that are tendered for exchange shall be subject to the terms and conditions set forth in the Offering Documents, except that the exercise price of the new options to be received may be different for Executive Officers depending on their individual elections. Executive Officers may elect one of two pricing options: Pricing Option 1 and Pricing Option 2. Executive Officers should mark their election on the Tier
1 -- Executive Options Election Form or the Tier 2 -- Executive Options Election Form, as applicable, when tendering their Eligible Options for exchange.

DESCRIPTION OF TIER 1 -- EXECUTIVE OPTIONS AND TIER 2 -- EXECUTIVE OPTIONS

     Tier 1 -- Executive Options are Eligible Options held by Executive Officers with an exercise price of less than $16.00. Tier 2 -- Executive Options are Eligible Options held by Executive Officers with an exercise price equal to or greater than $16.00. The exercise price of new options received in exchange for Tier 1 -- Executive or Tier 2 -- Executive Options tendered for exchange by an Executive Officer will depend on the individual officer's election of the following pricing alternatives.

PRICING OPTIONS

     Pricing Option 1. Under Pricing Option 1, the new options to be received pursuant to this offer to exchange shall be equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001, and (y) the average closing price for the common stock as reported by the Nasdaq National Market during the period commencing on September 20, 2001 and ending on the expiration date the offer, as the same may be extended (the "Expiration Date").

     The new options to be granted under Pricing Option 1 will qualify as incentive stock options if the closing price on the Expiration Date of the Offer is less than or equal to the exercise price of the new options, to the extent permitted by federal tax law. Generally, under federal tax law, options that have an exercise price that is equal to or greater than the fair market value of the stock underlying the option and that is designated by the issuer as an "incentive stock option" is eligible for the tax treatment applicable to incentive stock options. However, under federal tax law, there is a limit on the number of options which can be treated as incentive stock options. Thus, the maximum fair market value of stock underlying incentive stock options which first vest in any calendar year is limited to $100,000. Accordingly, new options will qualify as incentive stock options if it meets the exercise price condition described above, but only to the extent that the aggregate exercise price of new options that vest in any calendar year, including incentive stock options you may have previously held which first vest in a calendar year (including incentive stock options you may have previously held which vested in 2001 before the date set forth on the cover of the Offer to Exchange (the "Commencement Date")), is less than or equal to $100,000. All other new options will be nonqualified stock options.

     Pricing Option 2. Under Pricing Option 2, the exercise price for the new options to be received pursuant to this offer to exchange shall be equal to the greater of the closing price for the common stock as reported by the Nasdaq National Market on the Expiration Date of the offer, as the same may be extended, or the price determined in accordance with Pricing Option 1. The new options to be granted under Pricing Option 2 will qualify as incentive stock options to the extent that the aggregate exercise price of new options that vest in any
                                  Supplement A-1
calendar year, including incentive stock options you may have previously held which first vest in a calendar year (including incentive stock options you may have previously held which vested in 2001 before the Commencement Date), is less than or equal to $100,000. All other new options will be nonqualified stock options and will have an exercise price determined in accordance with Pricing Option 1. Accordingly, there is no guarantee that any of the new options granted to an Executive Officer who elects Pricing Option 2 will be incentive stock options.

     The tax consequences of Pricing Option 1 and Pricing Option 2 may be different. Accordingly, the varying tax consequences may affect your decision to choose one option over another. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer and electing the pricing options.

REFERENCE TO OFFERING DOCUMENTS

     Except as otherwise provided in this supplement, the exchange offer for Eligible Options held by Executive Officers is subject to the terms and conditions of the Offering Documents. The provisions herein are intended to supplement, and to the extent required, supersede, certain provisions contained in the Offering Documents. To the extent that a term in the Offering Documents conflict with a term provided herein, the terms of this supplement of shall control.

                                  Supplement A-2

                                  SUPPLEMENT B

                      OSOs SUPPLEMENT OF ADDITIONAL TERMS

                TO THE OFFER TO EXCHANGE OUTSTANDING OPTIONS TO
                             PURCHASE COMMON STOCK

     The following information applies only to outperformance options that are currently outstanding under RCN's 1997 Equity Incentive Plan ("OSOs"). Holders of OSO's should review the "Offer to Exchange," the related cover letter and the "Summary of Terms" (collectively, the "Offering Documents") in addition to this supplement before deciding to participate in the offer to exchange their OSOs that were granted under RCN's 1997 Equity Incentive Plan.

     OSOs that are tendered for exchange shall be subject to the terms and conditions set forth in the Offering Documents, except that the vesting schedule and expiration date of the new outperformance options ("New OSOs") that will be granted be different. Holders of OSOs who elect to participate in this offer should mark their election on the Tier 1 -- OSO Election Form or the Tier
2 -- OSO Election Form, as applicable, when tendering their OSOs for exchange.

A.  SECURITIES BEING OFFERED IN EXCHANGE

     We are offering to grant New OSOs in exchange for any OSO currently outstanding under RCN's 1997 Equity Incentive Plan. If you elect to participate in this offer and exchange your OSOs for new options, you must tender the OSOs granted to you in full and not in part.

B.  EXERCISE PRICE OF NEW OPTIONS

     The New Options to be received pursuant to this offer to exchange shall be equal to the lesser of (x) $1.95, the closing price for the common stock as reported by the Nasdaq National Market on September 20, 2001, and (y) the average closing price for the common stock as reported by the Nasdaq National Market during the period commencing on September 20, 2001 and ending on the expiration date the offer, as the same may be extended.

C.  VESTING OF NEW OSOs

     The New OSOs granted in exchange for the OSOs shall vest ratably on a monthly basis (i.e. 1/60 of the number of shares subject to the New OSO) over a five year period commencing one month after the grant date. On the fifth anniversary of such date, the new options will be fully vested.

D.  NUMBER OF NEW OPTIONS TO BE RECEIVED

     For OSOs with an exercise price of less than $16.00, each New OSO will be exercisable for three-fourths of the number of shares of common stock subject to the OSO being exchanged. For OSOs with an exercise price equal to or greater than $16.00, each New OSOs will be exercisable for one-half of the number of shares of common stock subject to the options being exchanged. In each instance, any fractional number of shares issuable under the New Options shall be rounded up to the nearest whole number.

     For example, if an OSO for 600 shares with an exercise price of $15.00 was tendered for exchange pursuant to this offer, a New Option for 450 shares would be granted and would be fully vested on the fifth anniversary of the grant date. If an OSO for 600 shares with an exercise price of $38.125 was tendered for exchange pursuant to this offer, a New Option for 300 shares would be granted and would be fully vested on the fifth anniversary of the grant date.

E.  TERM OF NEW OPTIONS

     Like the OSOs that are currently outstanding, the New OSOs will have a term of ten years and will expire on the tenth anniversary of the grant date of the New OSOs.

                                  Supplement B-1

F.  TAX CONSEQUENCES

     Under current U.S. law, you will not realize taxable income upon the grant of an OSO, or when the OSO vests and becomes exercisable. However, when you exercise an OSO, you will recognize compensation income equal to the excess of the amount of cash and the fair market value of stock delivered to you, over the exercise price of the OSO.

     The subsequent sale of any shares you acquire pursuant to the exercise of an OSO generally will give rise to capital gain or loss equal to the difference between the net sales proceeds and the sum of the exercise price you paid for the shares plus the compensation income you recognized with respect to the shares. The capital gain or loss will be treated as long-term capital gain or loss if you hold the shares for more than one year following the exercise of the OSO.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

G.  PARTICIPATION AND CHANGE OF ELECTION

     If you elect to tender your OSOs and participate in this offer or you decide to change your election, you should follow the procedures set forth in Sections 3, 4 and 5 of the Offer to Exchange. You should use the Tier 1 -- OSO Election Form and Tier 2 -- OSO Election Form to designate the options you will be tendering for exchange and the pricing option you have elected.

REFERENCE TO OFFERING DOCUMENTS

     Except as otherwise provided in this OSOs Supplement of Additional Terms, the exchange offer for OSOs is subject to the terms and conditions of the Offering Documents. The provisions herein are intended to supplement, and to the extent required, supersede, the provisions contained in the Offering Documents. To the extent that a term in the Offering Documents conflict with a term provided herein, the terms of this OSOs Supplement of Additional Terms shall control.

                                  Supplement B-2